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Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference of our report dated March 7, 2002, except for Note 17, as to which the date is March 28, 2002, with respect to the consolidated financial statements and schedules of The Seibels Bruce Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2001 into the Company's previously filed Registration Statements (Form S-2 File Nos. 333-24081, 333-14123 and 333-14125 and Form S-8 File Nos. 333-65537, 333-14135, 333-15457, 2-70057, 2-83595, 33-34973, 33-43618, 33-43601 and 2-48782).

ARTHUR ANDERSEN LLP

Columbia, South Carolina,
March 28, 2002.

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS